L&L Energy Announces Appointment of Acting CFO

SEATTLE, January 18, 2011 /PRNewswire-FirstCall/ -- L & L Energy, Inc., (Nasdaq: LLEN) ("L&L" or the "Company"), a U.S.-based company founded in 1995 with coal mining and distribution businesses in China, announced today that David Lin, CPA has been promoted to acting Chief Financial Officer. Mr. Lin’s appointment will be effective today, January 18th, 2011. He will replace Rosemary Wang who is stepping down due to family reasons; but will remain on as a consultant.

Ian Robinson, CPA and Chairman of the L&L Audit Committee, commented “We are excited to promote David to the position of acting CFO. David’s experience working with a broad spectrum of companies while working as a Senior Audit Manager for Deloitte will ensure stability in our finance and accounting functions while we continue to search for a permanent CFO.”

David worked for several Big Four accounting firms, including Arthur Andersen, KPMG and most recently Deloitte where he was a senior audit manager. He has significant knowledge serving a diverse portfolio of companies in US, China, and Taiwan (both multinational corporations and PRC high-tech companies), and has been dealing with GAAP and IFRS.  David will be based in both L&L’s China and Seattle offices.

About L & L Energy

L & L Energy (Nasdaq: LLEN) was founded in 1995, is headquartered in Seattle, and is engaged in coal mining, washing, coking and distribution in Yunnan and Guizhou Provinces and is expanding its coal operations in the U.S. with the Bowie Mine in Colorado. The Company has additional offices in Kunming, Shenzhen, Guangzhou, Hong Kong, and Taipei and produces thermal and metallurgical coals. During the fiscal year ended April 30, 2010, the Company achieved revenue growth of 167% and net income growth of 230% over the previous fiscal year. In June 2010, L & L's stock was added to the Russell 3000® Index. For more information, see www.llenergyinc.com.

Forward-Looking Statements

The statements contained words that are not historical fact, including but not limited to, statements related to Company's future performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. Actual results of the future events described in this document could differ materially due to numerous factors and other made by the company filing with the Securities and Exchange Commission. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:
David Niederman
The Blueshirt Group
(503) 720-8878
ir@llenergyinc.com

SOURCE L & L Energy, Inc.